Exhibit 99.1

          Sapient Announces First Quarter Financial Results;
     Revenues and Earnings Exceed Analyst Consensus Expectations


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 24, 2003--Sapient
(NASDAQ: SAPE), a leading business and technology consultancy, today announced financial results for its first quarter ended March 31, 2003.

    Consolidated service revenues for the quarter ended March 31, 2003 were $43.8 million, an increase of 5% from service revenues of $41.9 million for the fourth quarter of 2002, and an 11% decrease from the first quarter of 2002. Gross revenues were $46.2 million for the three months ended March 31, 2003, which included $2.4 million of reimbursable expenses.

    Loss from continuing operations for the first quarter totaled $3.8 million, or $0.03 per diluted share. This compared to a loss from continuing operations of $20.9 million (which included $12.6 million of restructuring and other related charges) or $0.17 per diluted share, for the fourth quarter of 2002 and $53.3 million (which included $48.7 million of restructuring and other related charges, and a $19.5 million tax benefit) or $0.42 per diluted share, for the first quarter of 2002.

    "We are pleased that our results for the first quarter exceeded expectations. Our revenues increased quarter over quarter, and we saw significant improvements in both revenue per billable employee and utilization," said Jerry A. Greenberg, Sapient's co-chairman and co-chief executive officer. "More importantly, we are making solid progress on the strategic direction of our business. One example is the increase we have seen in the amount of recurring revenue in our results. Recurring revenue includes application management services (which grew 28% quarter over quarter) and long-term partnerships with our clients."

    Quarter Highlights

    During the first quarter of 2003, Sapient delivered critical work for clients in several industries. For example:

    -- Sapient continued its long-term partnership with the United States Marine Corps, providing strategy and technology solutions to streamline the Aviation and Logistics operations. Working with the Office of Naval Research, Sapient integrated innovative new logistics mission planning capabilities to the Common Logistics Command and Control System (CLC2S), which facilitates better management of supplies and accelerates planning and estimating for USMC logisticians who are deployed in the field.

    -- Bessemer Trust, a leading wealth management firm, partnered with Sapient to design, develop, integrate and implement its customer relationship management (CRM) solution and enterprise architecture. The solutions enable Bessemer Trust to access and manage client data in a more consistent and reliable manner and support the firm's overall imperative of achieving 100% client retention.

    -- Sapient helped UPS redesign its web site to provide better service and support to the millions of customers who rely on UPS.com. Through extensive user research, Sapient helped UPS identify the diverse needs of its global customer-base and design an intuitive online solution that provides improved access to UPS's ever-expanding range of shipping and supply chain services.

    -- Sapient partnered with Dutch energy company Essent, the largest power generator and gas distributor in the Netherlands and a significant player in the European trading markets, to design and implement an enterprise-wide technical infrastructure to support all of its energy management requirements. The new technical architecture will incorporate the latest design concepts integrated through a middleware platform and published on a web-enabled front end reporting module. Essent believes such integrated and flexible architectural platforms are rare or non-existent in its industry, and will represent a significant competitive advantage once completed.

    -- Sapient helped New York Independent System Operator (NYISO) design, develop and deploy a power market transaction scheduling system by leveraging Sapient's expertise in web services and open standards. The system, called OSS (Open Scheduling System), enables seamless interaction between Northeast regional control areas and helps market participants reduce the cost of doing business by creating efficiencies throughout the entire lifecycle of power market transactions.

    -- Sapient worked with Scotiabank to implement, rollout and support a flexible risk management application that can be easily adapted to meet new compliance requirements as they emerge.

    Separately, Sapient announced today that it has been selected by Nissan North America, Inc. (NNA) to support Nissan's many consumer-facing web properties, including NissanUSA.com and Infiniti.com. Under the agreement, Sapient will provide services related to marketing, design, development, testing and maintenance of Nissan's online consumer sites. Sapient will also be responsible for managing related vendors on Nissan's behalf.

    In addition, Sapient continued to build tools and thought leadership in the area of advanced technology:

    -- In response to the urgent needs of government agencies seeking more efficient ways to serve citizens, Sapient held a leadership summit to present strategies for achieving e-government transformation. Held in Washington D.C. on March 20th, the summit united senior U.K. and U.S. administration officials with private sector business leaders to share best practices in designing customer-centric applications and developing successful enterprise architectures.

    -- Sapient's Advanced Technology team developed and released a new tool, called BuildIt, to the Microsoft Developer Network. BuildIt automates and simplifies a critical and repeated step in solution development for applications built on the Microsoft .NET Framework, called the "build process." The company's Advanced Technology team also co-created a proof-of-concept demonstration using radio frequency identification (RFID) technology with Embrace Networks and ThingMagic. The demo helps companies understand how emerging technologies such as RFID can be seamlessly integrated into existing back-end systems to automate and improve supply chain visibility.

    Conference Call

    Sapient will host a discussion of the first quarter results in a conference call today at 4:30 p.m. (ET), which will be broadcast live on the Internet. For webcast registration information, please go to http://www.sapient.com/earnings.htm. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. A re-broadcast of the call will be available from April 24 at 7:30 p.m. (ET) through April 30 at 11:59 p.m. (ET) by dialing (877) 660-6853 (within the U.S.) or (201) 612-7415 (outside the U.S.) and entering account number 1628 and conference ID 62291 when prompted.

    Forward-Looking Statements

    This press release contains forward-looking statements that involve a number of risks and uncertainties. There are a number of factors that could cause actual events to differ materially from those indicated. Such factors include, without limitation, the Company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the continued acceptance of the Company's services, the ability of the Company to manage its growth and projects effectively, and the other factors set forth in the Company's most recent Form 10-K and quarterly Form 10-Q, as filed with the SEC.

    About Sapient

    Sapient, a leading business and technology consultancy, helps Global 2000 clients achieve measurable business results through the rapid application and support of advanced technology on a fixed-price basis. Founded in 1991, Sapient employs approximately 1,500 people in offices in Atlanta, Cambridge (Mass.), Chicago, Dusseldorf, London, Los Angeles, Milan, Munich, New Delhi, New York, San Francisco, Toronto and Washington, D.C. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.



                      CONSOLIDATED BALANCE SHEETS


                                                March 31, December 31,
ASSETS                                             2003        2002
                                                    (In thousands)
Current assets:                                       (Unaudited)
    Cash, restricted cash and marketable
     investments                                 $131,704    $154,277
    Accounts receivable, net                       37,220      29,134
    Unbilled revenues on contracts                 11,072      11,468
    Prepaid expenses and other current assets       8,063       7,366
        Total current assets                      188,059     202,245
   Restricted cash and marketable investments      30,599      27,085
   Net fixed assets and other assets               24,601      31,937
   Intangible assets, net                           2,170       1,386
                                                   57,370      60,408
        Total assets                             $245,429    $262,653

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses         $25,743     $24,031
    Accrued restructuring costs, current portion   30,277      36,466
    Income taxes payable                              701         513
    Deferred revenues on contracts                  5,682       5,910
        Total current liabilities                  62,403      66,920
    Accrued restructuring costs, net of current
     portion                                       33,966      37,110
    Other long term liabilities                       805       2,819
        Total liabilities                          97,174     106,849

   Stockholders' equity                           148,255     155,804

        Total liabilities and
         stockholders' equity                    $245,429    $262,653


                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Three Months Ended
                                                        March 31,
                                                    2003        2002
                                                      (Unaudited)
                                                 (In thousands, except
                                                   per share amounts)
Revenues:
  Service revenues                                  $43,846   $49,123
  Reimbursable expenses                               2,354     2,672
     Total gross revenues                            46,200    51,795
Operating expenses:
  Project personnel costs, before reimbursable
   expenses                                          28,388    41,019
  Reimbursable expenses                               2,354     2,672
     Total project personnel costs                   30,742    43,691
  Selling and marketing costs                         5,151     6,803
  General and administrative costs                   13,533    24,344
  Restructuring and other related charges                --    48,735
  Amortization of intangible assets                     598     1,566
  Stock-based compensation                              384       638
     Total operating expenses                        50,408   125,777
Loss from operations                                 (4,208)  (73,982)
Other expense                                           (26)       (4)
Interest income                                         839     1,184
Loss before income taxes and net equity
 loss from investees                                 (3,395)  (72,802)
Income tax provision (benefit)                          355   (19,460)
Loss before net equity loss from investees           (3,750)  (53,342)
Net equity loss from investees                           --        (6)
Loss from continuing operations                      (3,750)  (53,348)
Loss from discontinued operations                        --      (624)
  Net loss                                          $(3,750) $(53,972)
Basic and diluted loss per share:
Continuing operations                                $(0.03)   $(0.42)
Discontinued operations                                 $--    $(0.01)
                                                     $(0.03)   $(0.43)
Weighted average common shares                      121,064   126,601
Weighted average dilutive common share equivalents       --        --
Weighted average common shares and dilutive common
 share equivalents                                  121,064   126,601



    CONTACT: Sapient
             Investor Contact
             Lindsay Migliero, 617/768-4525
             Investor Relations
             lmigliero@sapient.com
             or
             Sapient
             Press Contact
             Luciana Duarte, 617/374-0310
             Media Relations
             lduarte@sapient.com